EXHIBIT 16.1

Green & Company, CPAs A PCAOB Registered Accounting Firm

January 2, 2018

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the response of Item 4.01 of the Form 8-K for the event that occurred on December 27, 2017, to be filed by our former client, DOCASA, Inc. We agree with the statements made in response to that item insofar as they relate to our Firm.

We have no basis to agree or disagree with the other statements included in the Form 8-K mentioned above.

Sincerely,

Green & Company, CPAs

Temple Terrace, FL

10320 N 56th Street, Suite 330	Temple Terrace, FL 33617	813.606.4388